Exhibit 99.1

The pro forma adjustments in the following tables are based on the best information available and assumptions that management believes are factually supportable and reasonable; however, such adjustments are subject to change. In addition, such adjustments are estimates. The unaudited pro forma consolidated information is for illustrative and informational purposes only and is not intended to reflect what our consolidated results of operations would have been had the disposition occurred prior to the dates indicated and is not necessarily indicative of our future consolidated results of operations.

For each of the periods presented, the column labeled “Pro Forma” reflects the Company’s revenue and cost of revenue as if the Transaction had already occurred and the Company had been selling its T-SPOT.TB test kits at an estimated market rate. For purposes of the pro forma adjustments, revenue is based on U.S. laboratory test volumes, as opposed to shipments of T-SPOT.TB test kits. This methodology may not be indicative of the future timing of revenue.

The As Reported and Pro Forma columns include blood donor screening revenue and cost of revenue, despite the Company’s decision to exit this business upon the closing of the Transaction.

Oxford Immunotec Global PLC

Unaudited pro forma condensed combined statement of operations

Year ended December 31, 2018

(in thousands, except share and per share data)	As Reported (a)	Adjustments (b)	Pro Forma (c)
Revenue:
Product	$54,687	$6,064	$60,751
Service	5,066	18	5,084
Total revenue	59,753	6,082	65,835
Cost of revenue:
Product	13,668	4,328	17,996
Service	3,158	—	3,158
Total cost of revenue	16,826	4,328	21,154
Gross profit	42,927	1,754	44,681
Operating expenses:
Research and development	8,122	—	8,122
Sales and marketing	26,500	—	26,500
General and administrative	25,952	—	25,952
Intangible assets impairment charge	879	—	879
Settlement expense	2,193	—	2,193
Total operating expenses	63,646	—	63,646
Operating loss from continuing operations	(20,719)	1,754	(18,965)
Other income (expense):
Interest expense, net	(1,797)	—	(1,797)
Loss on extinguishment of debt	(2,105)	—	(2,105)
Foreign exchange gains	111	—	111
Other expense	(271)	—	(271)
Loss from continuing operations before income taxes	(24,781)	1,754	(23,027)
Income tax benefit (expense) from continuing operations	38,339	(39,992)	(1,653)
Income (loss) from continuing operations	13,558	(38,238)	(24,680)
Discontinued operations:
Income from discontinued operations before income taxes	1,727	(1,727)	—
Gain on disposition	145,982	(145,982)	—
Income tax expense	(39,992)	39,992	—
Income from discontinued operations	107,717	(107,717)	—
Net income (loss)	$121,275	$(145,955)	$(24,680)
Net income (loss) per ordinary share—basic:
Net income (loss) from continuing operations per ordinary share	$0.52		$(0.95)
Net income from discontinued operations per ordinary share	$4.15		$—
Net income (loss) per ordinary share	$4.67		$(0.95)
Net income per ordinary share—diluted:
Net income (loss) from continuing operations per ordinary share	$0.51		$(0.95)
Net income from discontinued operations per ordinary share	$4.05		$—
Net income (loss) per ordinary share	$4.56		$(0.95)
Weighted-average shares used to compute net income (loss) per ordinary share—basic	25,982,809		25,982,809
Weighted-average shares used to compute net income (loss) per ordinary share—diluted	26,568,075		25,982,809

(a)

Amounts are as originally reported in our earnings release and reflect results of operations of the business sold to Quest as having been disposed of in accordance with Accounting Standards Codification, or ASC, 360, Property, Plant, and Equipment, in discontinued operations, as required by ASC 205, Presentation of Financial Statements. Amounts include blood donor screening revenue of about $1.7 million and related cost of revenue, despite the Company’s decision to exit this business upon the closing of the Transaction.

(b)

Amounts reflect adjustments to the Company’s As Reported results of operations, as if the Closing Date of the Transaction had already occurred and the long-term Supply Agreement had been in effect for the full period. Additionally, the results of discontinued operations are eliminated.

(c)

Amounts reflect the pro forma results of continuing operations, as if the Closing Date of the Transaction had already occurred and the long-term Supply Agreement had been in effect for the full period. Amounts include blood donor screening revenue of about $1.7 million and related cost of revenue, despite the Company’s decision to exit this business upon the closing of the Transaction.

 Oxford Immunotec Global PLC

Unaudited pro forma condensed combined statement of operations

Three months ended December 31, 2018

(in thousands, except share and per share data)	As Reported (a)	Adjustments (b)	Pro Forma (c)
Revenue:
Product	$14,451	$512	$14,963
Service	916	—	916
Total revenue	15,367	512	15,879
Cost of revenue:
Product	3,675	452	4,127
Service	281	171	452
Total cost of revenue	3,956	623	4,579
Gross profit	11,411	(111)	11,300
Operating expenses:
Research and development	2,153	—	2,153
Sales and marketing	5,845	—	5,845
General and administrative	6,603	—	6,603
Intangible assets impairment charge	879	—	879
Settlement expense	214	—	214
Total operating expenses	15,694	—	15,694
Operating loss from continuing operations	(4,283)	(111)	(4,394)
Other income (expense):
Interest income, net	214	—	214
Loss on extinguishment of debt	(2,105)	—	(2,105)
Foreign exchange gains	417	—	417
Other expense	(29)	—	(29)
Loss from continuing operations before income taxes	(5,786)	(111)	(5,897)
Income tax benefit (expense) from continuing operations	39,521	(39,992)	(471)
Income (loss) from continuing operations	33,735	(40,103)	(6,368)
Discontinued operations:
Income from discontinued operations before income taxes	1,831	(1,831)	—
Gain on disposition	145,982	(145,982)	—
Income tax expense	(39,992)	39,992	—
Income from discontinued operations	107,821	(107,821)	—
Net income (loss)	$141,556	$(147,924)	$(6,368)
Net income per ordinary share—basic:
Net income (loss) from continuing operations per ordinary share	$1.28		$(0.24)
Net income from discontinued operations per ordinary share	$4.10		$—
Net income (loss) per ordinary share	$5.38		$(0.24)
Net income (loss) per ordinary share—diluted:
Net income (loss) from continuing operations per ordinary share	$1.25		$(0.24)
Net income from discontinued operations per ordinary share	$3.99		$—
Net income (loss) per ordinary share	$5.23		$(0.24)
Weighted-average shares used to compute net income (loss) per ordinary share—basic	26,326,419		26,326,419
Weighted-average shares used to compute net income (loss) per ordinary share—diluted	27,054,822		26,326,419

(a)

Amounts are as originally reported in our earnings release and reflect results of operations of the business sold to Quest as having been disposed of in accordance with Accounting Standards Codification, or ASC, 360, Property, Plant, and Equipment, in discontinued operations, as required by ASC 205, Presentation of Financial Statements. Amounts include blood donor screening revenue of about $55,000 and related cost of revenue, despite the Company’s decision to exit this business upon the closing of the Transaction.

(b)

Amounts reflect adjustments to the Company’s As Reported results of operations, as if the Closing Date of the Transaction had already occurred and the long-term Supply Agreement had been in effect for the full period. Additionally, the results of discontinued operations are eliminated

(c)

Amounts reflect the pro forma results of continuing operations, as if the Closing Date of the Transaction had already occurred and the long-term Supply Agreement had been in effect for the full period. Amounts include blood donor screening revenue of about $55,000 and related cost of revenue, despite the Company’s decision to exit this business upon the closing of the Transaction.

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